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                    May 16, 2023

       Craig F. Courtemanche, Jr.
       President and CEO
       Procore Technologies, Inc.
       6309 Carpinteria Avenue
       Carpinteria, CA 93013

                                                        Re: Procore
Technologies, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-40396

       Dear Craig F. Courtemanche, Jr.:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Benjamin Singer